Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

NextPlat Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee(1)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	3,428,571	$2.59		$8,879,998.89	0.00011020		$978.58
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$8,879,998.89			$978.58
	Total Fees Previously Paid					$			$
	Total Fee Offsets
	Net Fee Due									$978.58

(1) Fee computed pursuant to Rule 457(a) under the Securities Act of 1933. Represents 3,428,571 shares of our common stock, par value $0.0001 per share of registrant (“Common Stock”) that were issued in connection with a private placement transaction. This registration statement also covers such an indeterminate amount of shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s Common Stock quoted on The Nasdaq Capital Market on June 20, 2023.

Table 2: Fee Offset Claims and Sources

N/A